UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                 SEC FILE NUMBER
                                    033-05384


                                  CUSIP NUMBER
                                    382685105






(Check One):

[ ] Form 10-K     [ ] Form 20-K  [X] Form 10-Q   [ ] Form N-SAR

For Period Ended:  03-31-2004
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[ ] Transition Report on Form 10-K

[ ] Transition Report on Form 20-K

[ ] Transition Report on Form 11-K

[ ] Transition Report on Form 10-Q

[ ] Transition Report on Form N-SAR

For the Transition Period Ended:
                                 -----------------------------------------------


If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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PART I -  REGISTRANT INFORMATION

Ir Biosciences Holdings, Inc.
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Full name of registrant

GPN Network, Inc.
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Former name if applicable

8655 East Via De Ventura, Suite E-155
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Address of principal executive office (Street and number)

Scottsdale, AZ 85258
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City, state and zip code

PART II - RULES 12b-25(b) AND (c)

    If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

    |  (a)  The reasons described in reasonable detail in Part III of this form
    |       could not be eliminated without unreasonable effort or expense;
    |
    |  (b)  The subject annual report, semi-annual report, transition report on
    |       Form 10-K, 10-KSB, Form 20-F, 11-K, Form N-SAR, or portion thereof
[X] |       will be filed on or before the 15th calendar day following the
    |       prescribed due date; or the subject quarterly report or transition
    |       report on Form 10-Q, 10-QSB, or portion thereof will be filed on or
    |       before the fifth calendar day following the prescribed due date; and
    |
    |  (c)  The accountant's statement or other exhibit required by Rule
    |       12b-25(c) has been attached if applicable.

PART III - NARRATIVE

    State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-k, 10-Q, N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period.


     The Registrant requires additional time to review and complete form 10-QSB. The Registrant will file its Annual Report on Form 10-KSB as soon as possible, and in any event no later than the fifth calendar day following the prescribed due date for such report.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

Michael Wilhelm                              (408)              922-3926
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     (Name)                                (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is
    no, identify report(s).      [ ] Yes      [X] No

    The Registrant has not yet filed Form 10-KSB for the period ended December 31, 2003.

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
    [ ] Yes      [X] No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           IR Biosciences Holdings, Inc.
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                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  May 14, 2004               By:  /s/ Michael Wilhelm
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